Exhibit 10.11
STAFF LEASING AGREEMENT
THIS STAFF LEASING AGREEMENT (the “Agreement”) is made and entered into effective as of April 1, 2011 (the “Effective Date”), by and between RHA Stroud, LLC, an Oklahoma limited liability company (the “Company”), and First Physicians Resources LLC, a Nevada limited liability company (the “Lessor”), in connection with that certain Stock Purchase Agreement dated as of April 1, 2011 (the “Purchase Agreement”), by and among One Cura Wellness Trust, Inc., a California not-for-profit corporation (“Buyer”); the Company, RHA Anadarko, LLC, an Oklahoma limited liability company (“RHA Stroud”), and Rural Hospital Acquisition LLC, an Oklahoma limited liability company (“Seller”).
RECITALS
A. The Company is the owner and operator of an acute care hospital facility located at 2308 Highway 66 West, Stroud, Oklahoma 74079 (the “Hospital”), where it provides a variety of inpatient and outpatient services; and
B. Lessor currently employs or has contracted with various clinical, administrative and other personnel, including physicians and senior executives, who are qualified to provide services to the Company for the efficient and effective operation of the Hospital; and
C. As of April 1, 2011, the Buyer entered into the Purchase Agreement with the Seller to acquire all ownership interests of the Company and the Hospital; and
D. The Company desires to lease certain employees and contractors from the Lessor, and Lessor desires to lease to the Company, such employees and contractors necessary for the effective provision of health care services to patients of the Hospital, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, for and in consideration of the mutual representations, warranties, agreements, and covenants in this Agreement, and other good and valuable consideration exchanged between the parties, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound agree as follows:
AGREEMENTS
1. Leasing of Employees. The Lessor currently employs or has otherwise retained the services of those professionals and staff set forth on Attachment A (the “Hospital Staff”). Lessor agrees to lease such individuals to Company to occupy and perform the functions of the positions set forth in Attachment A for the purposes of providing services to Company in the operation of the Hospital. Lessor shall engage in good faith efforts to employ or otherwise retain professionals, clinicians and other staff to occupy and perform the functions set forth in Attachment A during the term of this Agreement. This shall include listing the Company’s available positions in printed advertisements and handling orientation functions for any newly hired employees. Company further agrees that the Hospital Staff shall be subject to Lessor’s compliance policies and procedures. Lessor shall assist the Company in obtaining liability and other customary and required types of insurance on behalf of the Hospital Staff pursuant to the provisions of the Management Services Agreement (as defined below). Lessor and its Affiliates will be endorsed as additional insureds on the commercial general liability and professional liability policies of the Company described above, including any excess (umbrella) policies to the extent applicable. The insurance coverages required above, through a policy or endorsement, will include a provision that the policy and endorsements relevant to this Agreement may not be canceled or modified without thirty (30) days’ prior written notice to Lessor. The Company will furnish a certificate of insurance to Lessor prior to the commencement of the lease of the Hospital Staff, showing compliance with the provisions of this Section 1.
2. Leasing Fees.
(a) Direct Cost Reimbursement. Subject to the restrictions contained herein, the Lessor shall be responsible for payment of any salary, wages, other compensation and taxes relating to such compensation of the Hospital Staff. The Lessor shall invoice or otherwise document, on a quarterly basis, an amount equal to the salary, wages or other compensation, any taxes payable by Lessor with respect to such compensation (including FICA, Medicare contributions or unemployment taxes) and Lessor-paid or accrued benefits, including any bonus, incentive, severance or overtime pay, if applicable, attributable on a pro-rata basis to services provided to Company (“Hospital Staff Cost”) of each member of the Hospital Staff during the previous month. The Company shall also be responsible for any additional costs and expenses, such as employee education training programs, if agreed to in advance by Company. The Company shall pay the Lessor such invoiced amounts within thirty (30) days of the date of each invoice. The Lessor shall pro-rate the foregoing leasing fees for partial months during which the Hospital Staff is leased to the Company. Any increase in the Hospital Staff Cost, whether on an annual basis or otherwise, shall be subject to the Operating Plan, as such term is defined in the separate Management Services Agreement between the parties of even date herewith (the “Management Services Agreement”).
(b) Staff Leasing Fee. In addition to the direct cost reimbursement described in Section 2(a) above, the Company shall also pay to Lessor a leasing fee equal to one hundred percent (100%) of the salary, wages or other compensation (excluding benefits) paid to the Hospital Staff. Such leasing fee shall also be invoiced on a quarterly basis and shall be paid by the Company with the Hospital Staff Cost.
3. Direction of Hospital Staff. Promptly after execution of this Agreement by the parties, the Lessor shall provide the Hospital Staff to the Company for the provision of services. The Lessor shall be ultimately responsible for their supervision, direction and control, subject to the provisions of the Management Services Agreement.
4. Termination of Individuals; Company’s Participation in Replacement Employment Decisions. Should any member of the Hospital Staff not perform to the Company’s reasonable satisfaction, the Company may submit a complaint in writing to the Lessor. The Lessor will carefully consider the Company’s complaint and will handle the complaint consistent with the Lessor’s human resources policies and the Company’s needs. In addition, the Company shall, at its option, have the right to interview any persons applying to fill a replacement position and provide the Lessor with its opinions regarding such interviews for the Lessor’s consideration. However, the Lessor retains the right to have final say over employment decisions concerning any of the Hospital Staff.

5. Term and Termination.
(a) Term.
(i) Initial Term. Unless extended under this Section 5(a) or earlier terminated under Section 5(b) of this Agreement, the initial term (the “Initial Term”) of this Agreement is for the period of twelve (12) months, beginning at 12:01 a.m. (Central time) on the next day following the Effective Date.
(ii) Renewal Terms. Upon the expiration of the Initial Term, the term of this Agreement will automatically renew and extend for additional one-year terms, upon the terms and conditions then in effect, unless either party gives written notice to the other of its election not to renew at least ninety (90) days prior to the applicable renewal date. The term of this Agreement, including the Initial Term or any renewal term of this Agreement, is referred to in this Agreement as the “Term.”
(iii) No Subsequent Agreements. If this Agreement is terminated within one year following the Effective Date, the Company and Lessor will not enter into an agreement involving the lease of the Hospital Staff within one year from the effective time of the termination, unless the new agreement has the same terms, including the same leasing fees for the lease of the Hospital Staff.
(b) Grounds for Termination. This Agreement will terminate upon the occurrence of any of the following conditions or events:
(i) Mutual Agreement. The Company and Lessor may agree in writing to terminate this Agreement at any time;
(ii) Without Cause by Either Party. Either may terminate this Agreement at any time without cause by giving at least ninety (90) days’ advance notice to the other party stating the effective time of termination of this Agreement;
(iii) Loss of Licensure. Lessor may terminate this Agreement, at its sole election if the Hospital or the Company fails to maintain its status as a properly licensed healthcare service provider and/or facility. Moreover, if the Company intends to convert the status of the Hospital to a federally qualified health center, it must obtain the prior written consent of the Lessor to any such change of status;
(iv) Exclusion from Third-Party Payor Programs. Lessor may terminate this Agreement, at its sole election, if the Company is barred or excluded as a provider in Medicare or Medicaid or any other Third-Party Payor Programs (as such term is defined in the Management Services Agreement);

(v) Change of Control of Company. Lessor may terminate this Agreement, if any of the following occur with respect to the Company: (A) a merger or consolidation of the Company with or into another entity; (B) the sale, license or transfer of all or substantially all of the properties and assets of the Company or its subsidiaries; (C) any acquisition by any person of beneficial ownership of a majority of the equity of the Company (whether or not newly-issued shares or equity interests) in a single transaction or a series of related transactions; (D) the redemption or repurchase of equity interests representing a majority of the voting power of the outstanding shares of equity of the Company; or (E) any other change of control of more than fifty percent (50%) of the outstanding voting power of the Company.
(vi) Termination for Insolvency. By either party upon the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by the other party or upon other action taken or suffered, voluntarily or involuntarily, under any Applicable Laws for the benefit of debtors by the other party, except for the filing of a petition in involuntary bankruptcy against the other party which is dismissed within sixty (60) days thereafter;
(vii) Termination of Business Associate Exhibit. The Company may terminate this Agreement in accordance with the provisions of Article 4 of the Business Associate Exhibit attached to the Management Services Agreement as Exhibit B;
(viii) Good Reason by Company. The failure or refusal by Lessor to faithfully or diligently perform its responsibilities or obligations under this Agreement, following written notice to Lessor specifying the grounds for termination and the actions by Lessor that would allow Lessor to cure the grounds and avoid termination, and giving Lessor no less than thirty (30) days to complete the actions to the reasonable satisfaction of the Company; or
(ix) Good Reason by Lessor. The failure or refusal by the Company to faithfully or diligently perform its responsibilities or obligations under this Agreement, following written notice to the Company specifying the grounds for termination and the actions by the Company that would allow the Company to cure the grounds and avoid termination, and giving the Company no less than thirty (30) days to complete the actions to the reasonable satisfaction of Lessor.
(c) Effects of Termination. In addition to the other specified effects of termination of this Agreement:
(i) In the event the Company terminates this Agreement, it may during any notice period prior to the effective time of termination, relieve Lessor of its regular responsibilities under this Agreement if there is a reasonably foreseeable risk of serious bodily harm to patients from Lessor continuing to furnish the Management Services during the notice period.

(ii) If the Company terminates this Agreement without cause pursuant to Section 5(b)(ii), or if the Lessor terminates this Agreement pursuant to Section 5(b)(v), then the Company shall be obligated to pay to Lessor (A) all Management Fees which have accrued through the effective date of such termination and (B) a termination fee equal to the product of the aggregate staff leasing fees paid to the Lessor pursuant to Section 2(b) of this Agreement for the 12-month period ended on the last day of the month immediately prior to the month during which the Company delivered notice of termination of the Agreement to the Manager (or, if the Agreement has been terminated prior to the expiration of a 12-month period of the Term, the amount of such staff leasing fees paid for such shorter period will be annualized based upon the average monthly fees paid during such shorter period), multiplied by three (3).
(iii) After termination, neither party will have any further rights, duties, or obligations under this Agreement, except as specifically provided otherwise herein for obligations that survive termination or are to be performed following termination of this Agreement. Each party will remain liable and responsible to the other for all obligations and duties arising or accruing under this Agreement prior to the effective date of termination and for all acts and omissions of such party prior to such termination.
6. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF COMPANY. The Company represents, warrants, and covenants to and with Lessor that:
(a) Organization. It is a limited liability company duly organized, validly existing, and in good standing under the Applicable Laws (as such term is defined in the Management Services Agreement) of its state of formation, with full power and authority to conduct its business as it is now being conducted.
(b) Authority. It has the requisite right, power, authority, and capacity to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Company.
(c) Licensure. It now possesses a valid and unrestricted license to own and operate the Hospital under the laws of the state in which the Hospital is located. If the Company intends to convert the status of the Hospital to a federally qualified health center, it must obtain the prior written consent of the Manager to any such change of status.
(d) No Medicare/Medicaid Exclusion. It has not been excluded, debarred, or suspended or deemed ineligible to participate in Medicare, Medicaid, or any other Third-Party Payor Programs, and is not the subject of any investigation regarding its participation in Medicare, Medicaid, or any other Third-Party Payor Programs, and has not been convicted of any crime relating to any Medicare, Medicaid, or any other Third-Party Payor Programs.
(e) No Conflict. Neither the making of this Agreement nor its performance by the Company will violate any Applicable Laws to which it is subject.

7. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF LESSOR. Lessor represents, warrants, and covenants to and with the Company that:
(a) Organization. It is a corporation duly organized, validly existing, and in good standing under the Applicable Laws of its state of formation, with full power and authority to conduct its business as it is now being conducted.
(b) Authority. It has the requisite right, power, authority, and capacity to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Lessor.
(c) No Medicare/Medicaid Exclusion. It has not been excluded, debarred, or suspended or deemed ineligible to participate in Medicare, Medicaid, or any other Third-Party Payor Programs, and is not the subject of any investigation regarding its participation in Medicare, Medicaid, or any other Third-Party Payor Programs, and has not been convicted of any crime relating to any Medicare, Medicaid, or any other Third-Party Payor Programs.
(d) No Conflict. Neither the making of this Agreement nor its performance by Lessor will violate any Applicable Laws to which it is subject.
8. INDEMNIFICATION.
(a) Indemnification by Lessor. Lessor will indemnify and hold harmless the Company, its Affiliates, and their respective directors, officers, employees, representatives, agents, and attorneys from, against, for and in respect of any and all damages, penalties, fines, interest and monetary sanctions, losses, obligations, liabilities, claims, deficiencies, costs and expenses, including, without limitation, reasonable attorneys’ fees and other costs and expenses incident to any investigation, claim or Proceeding (collectively, the “Company’s Losses”) suffered, sustained, incurred, or required to be paid by any of them in connection with (i) a breach or default of this Agreement by Lessor, including a breach of any representation, warranty, or covenant made by Lessor in or pursuant to this Agreement, or (ii) Lessor’s willful misconduct, bad faith, or gross negligence in the performance of any of its obligations under this Agreement.
(b) Indemnification by Company. The Company will indemnify and hold harmless Lessor and its directors, officers, employees, representatives, agents, and attorneys from, against, for and in respect of any and all damages, penalties, fines, interest and monetary sanctions, losses, obligations, liabilities, claims, deficiencies, costs and expenses, including, without limitation, reasonable attorneys’ fees and other costs and expenses incident to any investigation, claim or Proceeding (collectively, the “Lessor’s Losses”) suffered, sustained, incurred, or required to be paid by any of them in connection with Lessor’s performance of its obligations under this Agreement other than Lessor’s Losses resulting from Lessor’s willful misconduct, bad faith or gross negligence in the performance of its obligations under this Agreement.
(c) Notice of Loss. Except to the extent set forth in the next sentence, neither the Company nor Lessor will have any liability under this Section 8 with respect to a particular matter unless a notice (the “Indemnification Notice”) setting forth in reasonable detail the breach which is asserted has been given to the indemnifying party. Notwithstanding the preceding sentence, failure of the indemnified party to give notice hereunder will not release the indemnifying party from its obligations under this Section 8, except to the extent the indemnifying party is actually prejudiced by the failure to give notice.

(d) Right to Defend.
(i) Upon receipt of notice of any investigation, claim, or proceeding for which indemnification might be claimed by an indemnified party, the indemnifying party is entitled to defend, contest, or otherwise protect against such investigation, claim, or proceeding at its own cost and expense, and the indemnified party must reasonably cooperate in any such defense or other action, including the assertion of any counterclaim or cross claim.
(ii) The indemnified party shall have the right, but not the obligation, to participate at its own expense in a defense thereof by counsel of its own choosing, but the indemnifying party is entitled to control the defense unless the indemnified party has relieved the indemnifying party from liability with respect to the particular matter or the indemnifying party fails to assume defense of the matter. If the indemnifying party fails to defend, contest, or otherwise protect in a timely manner against any such investigation, claim, or proceeding, the indemnified party shall have the right, but not the obligation, to defend, contest, or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the indemnifying party including reasonable attorneys’ fees, disbursements and all amounts paid as a result of such investigation, claim, or proceeding or the compromise or settlement thereof; provided, however, that the indemnified party must send a written notice to the indemnifying party of any such proposed settlement or compromise, which settlement or compromise the indemnifying party may reject, in its reasonable judgment, within thirty (30) days after its receipt of the written notice.
(iii) A failure by the indemnifying party to reject such settlement or compromise within such 30-day period will be deemed an acceptance of such settlement or compromise. The indemnified party shall have the right to effect a settlement or compromise over the objection of the indemnifying party; provided, however, that if (A) the indemnifying party is contesting such claim in good faith, or (B) the indemnifying party has assumed the defense from the indemnified party and the indemnifying party has a net worth in excess of the amount being sought, the indemnified party must first waive, in a written instrument reasonably acceptable to the indemnifying party, any right to indemnity therefore.
(iv) If the indemnifying party undertakes the defense of such matters, the Indemnified Party will not, so long as the indemnifying party does not abandon the defense thereof, be entitled to recover from the indemnifying party any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the indemnified party with the prior written consent of the indemnifying party and other than such amounts incurred where a conflict of interest is reasonably determined to exist by the indemnified party such that more than one legal counsel is reasonably needed.

9. MISCELLANEOUS.
(a) Notices. All notices, consents, approvals, requests and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally; (b) on the fifth Business Day after being mailed by certified mail, return receipt requested; (c) the next Business Day after delivery to a recognized overnight courier; or (d) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

if to the Company:	with copies (which will not constitute notice) to:

if to the Lessor:	with copies (which will not constitute notice) to:

First Physicians Resouurces, LLC	Duane Morris LLP
6608 North Western Avenue #252	30 South 17th Street
Oklahoma City, OK 73116	Philadelphia PA 19103-4196
Attention: David Hirschhorn	Attention: C. Mitchell Goldman, Esq.
Telecopy: (818) 337-7284	Telecopy: 215-689-2407
Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy or, if mailed, when actually received.
(b) Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.
(c) Entire Agreement; Modification. This Agreement and the related documents contained as exhibits and schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The exhibits, schedules and recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought.

(d) Amendments Required by Prospective Legal Events. In the event any Applicable Laws are enacted or changed in any way that could reasonably be expected to have a material adverse effect on the practical realization of the benefits anticipated by one or more parties to this Agreement at the time it was entered into, the adversely affected party or parties, as the case may be, must notify the others in writing of such change and the effect thereof. The parties will promptly begin good faith negotiations to modify this Agreement to reflect such change. If an agreement on a method for modifying this Agreement is not reached within thirty (30) days after the date the written notice was received by the last of the other parties, the matter will be resolved pursuant to the dispute resolution procedures set forth in Section 9(m). The resolution must be either to (i) structure an amendment to this Agreement which will leave the parties as nearly as possible in the same economic position in which they would have been under the original terms of this Agreement, had the change not occurred; or (ii) if it is determined that the change is so fundamental that amendment and continuation of this Agreement is not feasible, structure a termination of this Agreement that will return the parties as nearly as possible to the economic position in which they would have been had they not entered into this Agreement, without altering in a material way the economic obligations or benefits derived from this Agreement by the parties during the period it was in effect.
(e) Binding Effect; Assignment. This Agreement is a contract for the services of Lessor, and Lessor may not assign this Agreement without the Company’s approval, which may be withheld in the sole discretion of the Company. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
(f) Language Construction. The language in all parts of this Agreement will be interpreted, in all cases, according to its fair meaning and not for or against any party hereto. Each party acknowledges that it and its legal counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.
(g) Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing and signed by all the parties hereto. The waiver of any of the terms and conditions of this Agreement cannot be construed as a waiver of any other terms and conditions hereof.
(h) Survival. All obligations, liabilities, limitations of liability, disclaimers and other provisions which, by their nature, are intended to survive the expiration or termination of this Agreement will survive and remain in effect beyond any expiration or termination thereof, including without limitation, the obligations, liabilities, limitations of liability, disclaimers and other provisions set out in the various provisions of Section 5 and Section 8 of this Agreement and this Section 9.
(i) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any party.

(j) Expiration of Time Periods. In the event that any date specified herein is, or that any period specified herein expires on, a Saturday, a Sunday, or a holiday, then such date or the expiration date of such period, as the case may be, will be extended to the next succeeding Business Day.
(k) Remedies Cumulative. No right or remedy described or provided in this Agreement or otherwise conferred upon or reserved to any party is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity, and the same will be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as such party may deem expedient.
(l) No Obligation to Third Parties. Except as provided otherwise in Section 8 with respect to indemnification obligations, this Agreement is for the sole benefit of the parties hereto, and nothing expressed or implied will give or be construed to give any other Person any legal or equitable rights, remedies, obligations or liabilities under or by reason of this Agreement.
(m) Mandatory Mediation; Binding Arbitration; Governing Law; Venue; Attorney’s Fees.
(i) THE PARTIES AGREE THAT, EXCEPT FOR INJUNCTIVE OR OTHER EQUITABLE RELIEF, ANY DISPUTE BETWEEN THEM RELATING TO THIS AGREEMENT, OR THE BREACH HEREOF, SHALL, IF NEGOTIATIONS AND OTHER DISCUSSIONS FAIL, BE FIRST SUBMITTED TO MEDIATION IN ACCORDANCE WITH THE PROVISIONS OF THE COMMERCIAL MEDIATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) BEFORE RESORTING TO ARBITRATION. THE PARTIES AGREE TO CONDUCT THE MEDIATION IN GOOD FAITH AND MAKE REASONABLE EFFORTS TO RESOLVE THEIR DISPUTE BY MEDIATION. THE COMMERCIAL MEDIATION RULES OF THE AAA THEN IN EFFECT SHALL BE APPLIED. THE PARTIES AGREE TO CONDUCT THE MEDIATION IN BEVERLY HILLS, CALIFORNIA, OR ANOTHER MUTUALLY AGREED UPON LOCATION.
(ii) THE PARTIES AGREE THAT, EXCEPT FOR INJUNCTIVE OR OTHER EQUITABLE RELIEF, ANY DISPUTE BETWEEN THEM RELATING TO THIS AGREEMENT, OR THE BREACH HEREOF, SHALL BE SUBJECT TO BINDING ARBITRATION, IF THE DISPUTE IS NOT RESOLVED BY THE MEDIATION REQUIRED UNDER THE PRECEDING SECTION 10(m)(i), IN ACCORDANCE WITH THE PROVISIONS OF THE COMMERCIAL ARBITRATION RULES OF THE AAA, AND THAT JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE ARBITRATION SHALL BE HEARD BEFORE ONE (1) ARBITRATOR SELECTED IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES. THE COMMERCIAL ARBITRATION RULES OF THE AAA THEN IN EFFECT SHALL BE APPLIED. THE PARTIES AGREE TO CONDUCT THE ARBITRATION IN BEVERLY HILLS, CALIFORNIA, OR ANOTHER MUTUALLY AGREED UPON LOCATION.

(iii) THIS AGREEMENT, AND ANY DISPUTE BETWEEN THE PARTIES RELATING HERETO, WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(iv) The prevailing party in any mediation, arbitration, or litigation shall be entitled to recover from the other party reasonable attorney’s fees, court costs, and the administrative costs, fees, and expenses of the AAA, each as applicable, incurred in the same, in addition to any other relief that may be awarded.
(n) Confidentiality. No party hereto will disseminate or release to any third party any information regarding any provision of this Agreement, or any financial or business information regarding the other (past, present, or future) that was obtained by the other in the course of the negotiations of this Agreement or in the course of the performance of this Agreement, including, but not limited to, any information relating to the internal operations of the Company with respect to the Hospital, without the other party’s written approval; provided, however, the foregoing will not apply to information which (i) is generally available to the public other than as a result of a breach of this confidentiality provision; (ii) becomes available on a non-confidential basis from a source other than the other party or any Affiliate or agent of the other party, which source was not itself in violation of a confidentiality agreement by providing such information; (iii) which is required to be disclosed by Applicable Laws or pursuant to court order; provided, however, that Lessor will provide the Company with prompt written notice of the required disclosure and cooperate with the Company in its reasonable efforts to resist or narrow the request for disclosure; or (iv) except as required in connection with reports or filings with the United States Securities and Exchange Commission or any applicable state departments of securities.
(o) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
(p) Acknowledgment. The parties to this Agreement agree and acknowledge that: (i) they have each been independently advised by counsel in respect of the provisions of this Agreement, or have had an opportunity to be so advised, and have voluntarily waived their right to have such independent advice; and (ii) the parties have negotiated the provisions hereof on an equal footing based on equal bargaining power.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

COMPANY: RHA STROUD, LLC
By:
Name:
Title:

EIN:

LESSOR: FIRST PHYSICIANS RESOURCES LLC
By:
	Name:	David Hirschhorn
	Title:	President and CEO

EIN:
[Signature Page to Management Services Agreement]